Exhibit 2.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into as of August 14, 2009, by and between Sonoran Energy, Inc. (“Seller”) and Texas Producers Energy LLC (“Buyer”). Reference is made to the Bidding Procedures entered July 23, 2009 (the “Bidding Procedures”). Any capitalized term not defined herein shall have the meaning assigned to it in the Bidding Procedures.
Recitals
     WHEREAS, Seller desires to sell and Buyer desires to buy substantially all of the Assets of Seller, as hereinafter described;
     WHEREAS, Seller is a debtor-in-possession in a case under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) pending in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) as Case No. 09-33852 (HDH) (the “Bankruptcy Case”); and
     WHEREAS, Seller has been soliciting bids for Seller’s assets, including the Assets, to be sold pursuant to this Agreement, and has determined that the offer of Buyer for the Assets set forth below is the highest and best offer received for those Assets and constitutes a fair and adequate purchase price.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:
Agreement
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1 Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
     “Agreement” has the meaning set forth in the opening paragraph of this document.
     “Assets” shall mean:
          (a) the oil, gas and mineral leases described on Schedule 1.1(a) attached hereto (and any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described on such Schedule 1.1(a) (collectively, the “Leases”), and all rights and privileges appurtenant to the Leases;
          (b) all oil, gas and/or condensate wells (whether producing, not producing or abandoned), and water source, water injection, and other injection or disposal wells located on the Leases or lands unitized or pooled therewith, including the wells listed on Schedule 1.1(b) attached hereto (collectively, the “Wells”);

          (c) all contracts and contractual rights and interests relating to the Leases or any other interest described in this definition of Assets, including unit agreements, farmout agreements, farmin agreements, saltwater disposal agreements, operating agreements, surface damage agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements, and including, without limitation, the contracts and agreements described in Schedule 1.1(c) attached hereto (collectively, the “Assumed Contracts”);
          (d) all files, records, and data relating to the Leases, Wells and Contracts, or any other Asset described herein, including, but not limited to, all title files, well files, lease files, contract files, and production data and all seismic, geological and geophysical data and information (collectively, the “Records”); and
          (e) all other assets and/or interests of Seller located in Bidding Lot 3, (the state of Louisiana) (collectively, the “Lands”), including, without limitation, any additional interest in oil and gas rights, pooled units, wells, facilities, hydrocarbons produced therefrom, equipment, Receivables, trade secrets, other Intellectual Property, and all other assets used in Seller’s Business.
     “Assumed Contracts” means the executory contracts and unexpired leases set forth in Schedule 1.1(c) hereto as the same may be modified through closing.
     “Bankruptcy Case” has the meaning set forth in the recitals of this Agreement.
     “Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.
     “Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.
     “Business” shall mean all related aspects of the business of hydrocarbon production, as currently engaged in by the Seller in the State of Louisiana.
     “Business Day” shall mean a date on which major banks are open for business in the City of Dallas, Texas.
     “Buyer” has the meaning set forth in the opening paragraph of this Agreement.
     “Closing” shall mean the closing of the transactions contemplated herein.
     “Closing Date” shall mean the date on which the Closing occurs.
     “Excluded Assets” shall mean (i) all causes of action, other than Receivables, product warranty claims, claims to enforce the Assumed Contracts or Leases or claims that third parties have infringed or are infringing any of the Intellectual Property, (ii) cash and cash equivalents, (iii) tax refunds, (iv) rights to the purchase price and other rights of the Seller under this Agreement, (v) any excluded executory contracts or unexpired leases designated on Schedule 1.1(d) attached hereto or hereafter designated by Buyer as excluded prior to or at Closing and (vi) all assets and interests of Seller not related to Seller’s Business, or the Assets contemplated to be conveyed pursuant hereto.

     “Intellectual Property” shall mean all intellectual property owned by the Seller, including, without limitation, trade names, trade secrets and trademarks, which are useful in operating the Business, as determined in good faith by Seller, including, without limitation, those set forth on Schedule 1.1(e) hereto.
     “Legal Proceedings” shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a governmental or administrative body.
     “Material Adverse Effect” shall mean any result, occurrence, condition, fact, change, violation, event, or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events, or effects, has the effect of reducing the value of the Assets by an amount exceeding Two-Hundred Thousand Dollars ($200,000.00).
     “Permitted Exceptions” shall mean (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the title reports which will be made available to Buyer; (b) any statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (c) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business; (d) zoning, entitlement and other land use and environmental regulations by any governmental body provided that such regulations have not been violated; and (e) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Material Adverse Effect on the transaction contemplated by this Agreement.
     “Receivables” shall mean accounts receivable from customers and debtors of Seller, or otherwise arising in the ordinary course of the Business.
     “Sale Order” shall mean an order of the Bankruptcy Court approving the transactions contemplated in this Agreement.
     “Seller” has the meaning set forth in the opening paragraph of this Agreement.
     1.2 Purchase; Purchase Price and Earnest Money.
          (a) Purchase. Subject to final approval of this transaction by the Bankruptcy Court and upon the terms and subject to the conditions contained in this Agreement, Seller shall sell, assign, and deliver to Buyer, free and clear of all claims, interests, liens and encumbrances, other than the Permitted Exceptions, and Buyer shall purchase and accept, all right, title and interest of the Seller in and to the Assets.
          (b) Purchase Price. The consideration for the Assets consists of a cash component of $410,000.00, ($365,000.00 of which shall be wired to Seller, or its designee, at Closing, and $45,000.00 of which shall be paid directly by Buyer as part of the cure costs under the BPR Agreement (as defined below) , and a non-cash component which shall consist of each of the following:

               1. An overriding royalty interest equal to 20% of 8/8ths in and to the Crosby 25 Well and the Leases associated therewith, each as further described on Schedules 1.1(a) and 1.1(b) attached hereto.
               2. An after payout of post-closing development costs, back-in 25% of 8/8ths working interest in and to the Crosby 25 Well and the Leases associated therewith.
               3. An overriding royalty interest equal to 15% of 8/8ths in and to the Crosby 36A Well and the Leases associated therewith, each as further described on Schedules 1.1(a) and 1.1(b) attached hereto, including any renewals and/or extensions of the Leases comprising the Crosby 36A unit.
               4. An after payout of post-closing development costs, back-in 10% working interest in and to the Crosby 36A Well and the Leases associated therewith, including any subsequent acquisition, renewal, and/or extension of the Leases comprising the Crosby 36A unit, regardless of when such acquisition, renewal, or extension is obtained by Buyer.
               5. An overriding royalty interest equal to 5% of 8/8ths in all of Buyer’s currently existing wells and associated oil and gas leases located in the state of Louisiana, including the Wells and Leases, save and except the Crosby 25 Well and the Crosby 36A Well.
               6. (a) An after payout of $100,000.00 post-closing net revenue from all of Buyer’s oil and gas producing assets in the state of Louisiana, save and except the Crosby 25 well and the Crosby 36A well, back-in 6% of 8/8ths working interest in all wells and associated Leases in the state of Louisiana, save and except the Crosby 25 well and the Crosby 36A well.
          (b) Buyer shall execute all documents and agreements necessary to convey the non-cash consideration interests, subject to customary and standard industry terms for the conveyance of such interests. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller for the Assets transfer in immediately available funds, subject to adjustment as set forth in the next paragraph, provided, however that fifty thousand dollars ($50,000.00) (the “BPR Cure Amount”) of the Purchase Price shall be applied by Buyer to cure the breach or breaches under the Lease and memorandum of understanding with BPR Enterprises, Inc. (the “BPR Agreement”) at Closing and Buyer shall receive a $45,000.00 credit against the Purchase Price for payment of the BPR Cure Amount as described above.
          (c) Assumed Liabilities: Buyer shall assume all cure costs associated with the BPR Agreement.
          (d) Earnest Money. Buyer has delivered to Sonnenschein Nath & Rosenthal, LLP, in its capacity as escrow agent (the “Escrow Agent”), a deposit in the amount of $25,000.00 (the “Escrow Funds”). The Escrow Agent shall hold said Escrow Funds in an interest-bearing escrow account pursuant to the terms of the escrow agreement entered into in connection with the Auction. Such deposit shall be non-refundable in all events, excepting only if the transaction with Buyer does not close due to (i) Seller accepting the bid of a rival bidder at a time when Buyer is not in breach of this Agreement, (ii) Seller breaching any of its representations and warranties, conditions or covenants hereunder, or (iii) the parties not consummating this transaction by September 15, 2009. The Escrow Funds shall be released by the Escrow Agent and delivered to either Buyer or Seller as set forth below. The Escrow Funds (together with all accrued interest thereon) shall be distributed as follows:
               (i) if Closing shall occur, the Escrow Funds shall be applied toward the Purchase Price payable by Buyer to Seller and all accrued interest thereon shall be delivered to Buyer at Closing;
               (ii) if this Agreement is terminated as a result of Buyer breaching any of its representations and warranties, conditions or covenants hereunder, the Escrow Funds, together with all accrued interest thereon, shall be delivered to Seller;
               (iii) if this Agreement is terminated as a result of Seller’s breach of any of its representations and warranties, conditions or covenants hereunder, or failure to obtain the Sale Order by September 15, 2009, the Escrow Funds, together with all accrued interest thereon, shall be delivered to Buyer.
     1.3 No Assumption of Any Liabilities. It is understood and agreed that Buyer shall not assume or become liable directly, indirectly, contingently or otherwise for the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages, or other obligations of Seller of any nature whatsoever, whether related to the Assets or otherwise and such other liabilities, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, except as expressly set forth herein. Buyer shall not have any successor liability related to Seller or the Assets to the maximum extent permitted by law. Buyer shall only be liable for any taxes of any kind, including production taxes and ad valorem taxes, incurred after the Closing Date. None of the Louisiana taxing authorities have objected to the sale or the findings in the final cash collateral order and Seller asserts that the Assets are being transferred free and clear of any tax claim for taxes accrued or accruing for pre-closing periods. In the event a Louisiana taxing authority commences an administrative or judicial action to recover taxes incurred prior to Closing, Buyer may tender the defense of such action to the then owner(s) of the non-cash portion of the purchase price. If the owner(s) of the non-cash portion of the purchase price decline to defend the action, Buyer may, in its sole discretion, settle, compromise, aribitrate or adjudicate to a final determination, Buyer’s liability, if any, for such tax. If, as a result of any settlement or award or judgment, Buyer becomes liable for any such tax, Buyer shall be entitled to a credit against the non-cash portion of the Purchase Price for such pre-Closing taxes.
     1.4 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets which has been approved by the Bankruptcy Court shall take place within five Business Days (such day, the “Closing Date”) following the satisfaction or waiver of all other conditions to Closing set forth in Article VI, in the Dallas office of Sonnenschein Nath & Rosenthal, LLP, 2000 McKinney Avenue, Suite 1900, Dallas, Texas 75201(or on such other date at such other time and place as the parties shall agree in writing). The Closing shall be deemed effective and all right, title and interest of Seller to be acquired by Buyer hereunder shall be considered to have passed to Buyer as of 12:01 a.m. (Eastern time) on the Closing Date.

          (a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer all instruments of conveyance and transfer, in the form and substance reasonably acceptable to Buyer, as may be necessary to convey the Assets to Buyer.
          (b) Deliveries by Buyer. At Closing, Buyer shall deliver to Seller (i) the Purchase Price (less the Escrow Funds and the accrued interest thereon as of the Closing Date, less the non-cash portions of the Purchase Price to be paid upon payout, and less the Cure Amount and (ii) such other documents, instruments and certificates as Seller may reasonably request.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
     2.1 Organization, Standing and Power. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Seller.
     2.2 Authority. Subject to obtaining entry of an order from the Bankruptcy Court approving this Agreement and authorizing the Sale of the Assets to the Buyer under the terms described herein (the “Sale Order”), Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) this Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Seller in accordance with its terms.
     2.3 Brokers. No broker, investment banker or other person engaged by Seller is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
     2.4 No Conflict; No Consent of Third Parties. The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) conflict with or result in a breach of the terms, conditions or provisions of any order of any court or other agency of government, the charter or bylaws of Seller or any contract or permit with any third party, (ii) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of the Assets, or (iii) except for the entry of the Sale Order, at Closing, require any consent, preferential right to purchase, or permit from any third party.
     2.5 Title. To the knowledge of the Chief Restructuring Officer, Seller holds title to all of the Assets free and clear of all liens, charges and encumbrances, except for the Permitted Exceptions, and has not received any material claims of infringement against Seller related to the Intellectual Property. Buyer will be vested with marketable or indefeasible title to the Assets.

     2.6 Property Obligations. To the knowledge of the Chief Restructuring Officer, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to, or with respect to, the Leases due through the Closing Date have been properly paid.
     2.7 Due Notice. Seller has served notice of the hearing in the Bankruptcy Court on this sale transaction on all creditors who are listed in Seller’s creditor matrix or who have filed proofs of claim in the Bankruptcy Case as of the date of service.
     2.8 Actions and Proceedings. Except as set forth in Statement of Financial Affairs of the Debtor, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Seller, as hereinafter defined, threatened against or affecting Seller or any of its subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or which could have the effect of delaying or prohibiting the consummation of the transactions contemplated by this Agreement other than the Bankruptcy Case. For purposes of this Agreement, “Knowledge of Seller,” means the knowledge of the Chief Restructuring Officer of Seller after due inquiry.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     3.1 Organization, Standing and Power. Buyer is a limited liability company organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite power and authority to carry on its business as now being conducted and to effect the transactions contemplated hereunder.
     3.2 Authority. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) this Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.
     3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under, any provision of (i) the charter or organizational document or bylaws of Buyer, (ii) any provision of the comparable charter or organizational documents of any of Buyer’s subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or any of its subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No filing or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated by this Agreement. Buyer has obtained an agreement to have any record-title interest in the Crosby 25 Lease and/or Well held by Whole Tech, Inc., reconveyed to Buyer at Seller’s request at or prior to Closing.
     3.4 Actions and Proceedings. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Buyer, as hereinafter defined, threatened against or affecting Buyer or any of its subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or which could have the effect of delaying or prohibiting the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Knowledge of Buyer,” means the knowledge of James C. Row, the attorney-in-fact of Buyer after due inquiry.
     3.5 Brokers. No broker, investment banker or other person engaged by Buyer is entitled to any broker’s, finder’s or other similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
     3.6 Financials. The financial support documents of Buyer provided to Seller dated as of August 12, 2009, fairly represent the financial position of Buyer as of the date therefore and there has been no material adverse change in the Buyer since the date of such support documents.
ARTICLE IV
COVENANTS OF SELLER
     4.1 Pre-Closing Covenants of Seller. Seller covenants to Buyer that pending completion of the sale of Assets contemplated hereby and as of the Closing Date:
          (a) Each representation and warranty set forth in Article II hereof shall be true and correct in all material respects.
          (b) Seller will maintain itself at all times up to and including the Closing Date as a duly licensed corporation in good standing under the laws of its state of incorporation.
          (c) Seller will not mortgage, pledge or allow any lien to be placed upon any of the Assets, except those in existence on June 19, 2009, and those authorized upon order of the

Bankruptcy Court with due advance notice to Buyer. Any sale shall be free and clear of any and all such liens.
          (d) Seller will operate the Business in a manner reasonably consistent with the post-petition practices in place and will not sell any Assets to be conveyed hereunder.
          (e) Seller will, as promptly as practicable following the execution of this Agreement, file with the Bankruptcy Court the sale motion seeking entry of the Sale Order.
ARTICLE V
COVENANTS OF BUYER AND SELLER
     5.1 Approvals of Third Parties; Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation: (i) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, authorizations and exemptions from all governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including Seller’s lenders; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any governmental entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Buyer shall cause the settlement agreement related to Crosby 25 to be entered into and consummated with no adjustment to the purchase price and non-cash consideration.
          (b) Seller will use its reasonable best efforts to cause or obtain the satisfaction of the conditions applicable to Seller specified in Sections 6.1 and 6.3 below. Buyer will use its reasonable best efforts to cause or obtain the satisfaction of the conditions applicable to Buyer specified in Sections 6.1 and 6.2 below.
     5.2 Cure of BPR Agreement. Buyer will apply the BPR Cure Amount from the Purchase Price to cure any and all breaches and/or defaults under the BPR Agreement on or within 1 business day of the Closing Date, as described above.
     5.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
     6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:
          (a) No Order Preventing Transactions. No court or other governmental entity having jurisdiction over Seller or Buyer, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal.
          (b) Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order, which Sale Order shall not have been reversed or subject to any stay. The Sale Order shall be in form and substance acceptable to Buyer in its reasonable discretion and shall contain customary protections for the Buyer, including that the assets are being sold free and clear of all liens, claims and encumbrances; the Buyer will not be liable to any third party as a successor to the Seller; that the sale is an arms length, good faith transaction for fair considerations; and that proper notice of the sale was provided to all parties entitled to notice.
     6.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the condition that Buyer shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, including payment of the Purchase Price, and each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.
     6.3 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:
          (a) Performance of Obligations; Representations and Warranties. Seller shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.
          (b) Transfer and Assumption Documents. Seller shall convey title to Buyer by executing documents in form and substance reasonably acceptable to Buyer. Such conveyance shall include 100% of the working interest in the Crosby 25 Well including implementing the settlement agreement with no cost to the Seller or credit against the Purchase Price. Buyer shall provide reasonable cooperation to Seller to assist Seller in satisfaction of this condition.

          (c) Other Closing Documents. Seller shall deliver lien releases from the liens filed by Standard Bank as Collateral Agent on the Assets and such other documents as Buyer may reasonably request at Closing.
          (d) Transition Services Agreement. Buyer and Seller shall have agreed upon the terms of a Transition Services Agreement, which shall have been executed by Seller and shall have been delivered to Buyer and executed by Buyer at Closing.
ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER
     7.1 Termination. This Agreement may be terminated in writing at any time prior to the Closing Date:
          (a) By Buyer, (i) if the Closing does not occur within fifteen (15) days after the date of entry of a final and nonappealable Sale Order and such failure is not due to a breach by Buyer or (ii) no Sale Order has been entered by September 15, 2009; other than due to Buyer’s breach of its’ representations and warranties, covenants or conditions of this Agreement;
          (b) By Seller, (i) if the Closing does not occur within fifteen (15) days after the date of entry of a final and nonappealable Sale Order and such failure is not due to a breach by Seller or (ii) no Sale Order has been entered by September 15, 2009; other than due to Seller’s breach of its’ representations and warranties, covenants or conditions of this Agreement; or
          (c) By Buyer or Seller if, before the Closing Date, the other party is in material breach of any representations, warranty, covenant, condition or agreement contained herein and has not cured the same.
     7.2 Liability if Agreement Terminated. Termination of this Agreement shall not relieve any party of any liability for breaches of this Agreement prior to the date of termination.
     7.3 Expense Reimbursement. In the event Buyer is the successful bidder at auction for the Assets and its bid is approved by the Bankruptcy Court, and subsequently an alternative transaction is closed pursuant to which the Assets are sold to another buyer (other than due to Buyer’s breach of its’ representations and warranties, covenants or conditions of this Agreement), Buyer shall be entitled to an expense reimbursement of its out of pocket expenses up to $50,000.00.

ARTICLE VIII
GENERAL PROVISIONS
     8.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any schedule, exhibit or instrument delivered pursuant to this Agreement by Seller shall terminate upon Closing. The parties hereto agree that the covenants contained in this Agreement to be performed at or after Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.
     8.2 Expenses. Each party shall pay its own expenses incident to this Agreement and the transactions hereby contemplated. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorneys’ fees at the trial and all appellate levels.
     8.3 Notices. Any notice, communication, request, reply or advice hereunder (a “Notice”) must be in writing and shall be delivered by email with a copy by reputable overnight commercial courier service or hand delivery. Notice so given shall be effective when delivered on a Business Day before 5 p.m. Refusal of delivery shall be deemed to be receipt. Notice given in any other manner shall be effective when received by the party to whom it is given. For purposes of Notice, the addresses of the parties shall be as follows:

If to Seller:	Sonoran Energy, Inc.
Attn: Michael L. Kayman, Chief Restructuring Officer
PO Box 1130
Libertyville, IL 60048
Facsimile: (312) 896-9470
Email: mkayman@realizationadvisors.com

With a copy (which shall not constitute notice) to:
Sonnenschein Nath & Rosenthal, LLP
Attn: Ryan Sears
Robert Richards
2000 McKinney, Suite 1900
Dallas, TX 75201
Facsimile: (214) 259-0910
Email: rsears@sonnenschein.com
Email: rrichards@sonnenschein.com

If to Buyer:	Texas Producers Energy LLC
Attn: James C. Row
Galleria Financial Center
5065 Westheimer Road, Suite 625
Houston, TX 77056
Email: jrow@extex.net

With a copy (which shall not constitute notice) to:
Baker & McKenzie LLP

Attn: David W. Parham
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Facsimile: (214) 978-3099
Email: david.w.parham@bakernet.com
     8.4 Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.5 Exhibits. Each exhibit attached hereto shall be deemed to be a part of this Agreement to the same extent as if set forth verbatim in the body of this Agreement.
     8.6 Enforcement. The laws of the State of Texas shall govern the interpretation, validity, performance and enforcement of this Agreement. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. So long as the Bankruptcy Case remains open, the parties may enforce this Agreement in the Bankruptcy Court and consent to the Bankruptcy Court’s jurisdiction with respect to all such matters. After the Bankruptcy Case closes, the parties agree that they will submit to jurisdiction in the State of Texas.
     8.7 Parties; No Third Party Beneficiaries. This Agreement shall be binding upon and enforceable against, and shall inure solely to the benefit of, the parties hereto and their respective successors and assigns. Nothing herein shall confer any rights or remedies to any person or entity which is not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without prior written consent of the other parties hereto and any attempted assignment with out the required consnets shall be void.
     8.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
     8.9 Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.
     8.10 Further Assurances. Seller will execute such further documentation or take such further actions as Buyer may reasonably request to effectuate and record the transfer of the Assets and implement this Agreement.
     8.11 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATED IN ANY WAY TO BUYER’S BID OR THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BUYER TEXAS PRODUCERS ENERGY LLC
By:	/s/ James C. Row
	Name:	James C. Row
	Title:	Attorney-in-Fact

SELLER SONORAN ENERGY, INC.
By:	/s/ Michael Kayman
	Name:	Michael Kayman
	Title:	Chief Restructuring Officer